Exhibit 99.n(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated November 25, 2013, relating to the financial statements and financial highlights of H&Q Healthcare Investors appearing in the Annual Report on Form N-CSR of H&Q Healthcare Investors for the year ended September 30, 2013, and to the references to us under the headings “Financial Highlights” and “Experts” in the Prospectus and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/S/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
April 16, 2014